As filed with the Securities and Exchange Commission on June 12,
2002

                                      Registration No. 333-_____

================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                       ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                       ____________________

             Franklin Financial Services Corporation
      (Exact name of Registrant as specified in its charter)

              Pennsylvania                  25-1440803
    (State or other jurisdiction of      (I.R.S. Employer
     incorporation or organization)   Identification Number)

             Franklin Financial Services Corporation
               Incentive Stock Option Plan of 2002
                       (Full title of Plan)

             Franklin Financial Services Corporation
                       20 South Main Street
              Chambersburg, Pennsylvania 17201-0819
                          (717) 264-6116
                (Address, including zip code, and
              telephone number, including area code,
           of Registrant's principal executive offices)

                         Elaine G. Meyers
                     Chief Financial Officer
             Franklin Financial Services Corporation
                       20 South Main Street
              Chambersburg, Pennsylvania 17201-0819
                          (717) 264-6116
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)



                            Copies to:

                     Clinton W. Kemp, Esquire
                       Stevens & Lee, P.C.
                          P.O. Box 1594
                      25 North Queen Street
                            Suite 602
                 Lancaster, Pennsylvania  17608-1594
                          (717) 399-6623
                      ____________________

                 CALCULATION OF REGISTRATION FEE

                                Proposed    Proposed     Amount
Title of each                   Maximum     Maximum        of
   Class of         Amount      Offering   Aggregate    Regist-
Securities to        to be     Price per    Offering     ration
Registered(1)     Registered    Share(2)    Price(2)      Fee

Common Stock,       200,000      $27.25    $5,450,000    $501.40
$1.00 par value

(1)  Based on the maximum number of shares of Franklin Financial
     Services Corporation common stock, $1.00 par value per share, authorized for issuance under the Plan set forth above.

(2) Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the bid and asked prices for a share of the Registrant's common stock on June 6, 2002.

================================================================



                             PART II

Item 3.   Incorporation of Documents by Reference.

          In this Registration Statement, "we," "us" and "our" refer to Franklin Financial Services Corporation.

          The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

          (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          (b) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

          (c) our Current Reports on Form 8-K filed with the SEC on March 7, 2002 and April 26, 2002; and

          (d) all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c),14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.



Item 4.  Description of Securities.

     Our authorized capital stock consists of 15,000,000 shares of Common Stock, $1.00 par value, and 5,000,000 shares of no par value stock, which may be issued in one or more classes or series as common or preferred stock possessing such terms as determined by our Board of Directors. As of March 31, 2002, there were 2,689,000 shares of our Common Stock issued and outstanding and no shares of our no par value stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding.

Common Stock

     The holders of our Common Stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by our subsidiary, Farmers and Merchants Trust Company of Chambersburg, which is our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiary. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

      Except as provided in any resolution adopted by our board of directors establishing the terms of any class or series of no par stock, each outstanding share of our Common Stock is entitled to one vote on all matters presented to our shareholders. Our shareholders cannot cumulate votes in the election of directors.

     Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. The holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock. Our Common Stock is presently included for quotation on the OTC Bulletin Board.

     In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities or after adequate provision is made for the payment of such liabilities.

Amendment of Articles or Bylaws

     Unless our board of directors has previously approved an amendment to our articles of incorporation, any amendment to our articles of incorporation must be approved by the holders of two-thirds of the outstanding shares entitled to vote. If the amendment was previously approved by our board of directors, then only the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is necessary to approve the amendment.

     Our board of directors has the power to amend our bylaws, subject to the right of our shareholders to amend, repeal, or alter any provision of the bylaws by an affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

Antitakeover Provisions

      Certain provisions of our articles of incorporation may have the effect of deterring an unsolicited tender offer for our stock or a proxy contest to obtain control of the board of directors. Certain of these provisions are summarized below.

     Our articles of incorporation provide that the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote is required to approve any merger, consolidation or dissolution, unless such action was approved in advance by our board of directors. If our board of directors approved such action in advance, then the affirmative vote of the holders of only a majority of the outstanding shares entitled to vote is required to approve any merger, consolidation or dissolution.

     Our articles of incorporation provide that if any person or corporation shall acquire beneficial ownership of 50% or more of our outstanding Common Stock, then we will within 30 days offer in writing to redeem all or any shares of our Common Stock held by any shareholder, except the person or corporation that acquired 50% or more of our outstanding Common Stock, at a price equal to the greatest of:

          (1) the highest price paid by that person for any share of our Common Stock during the 12 month period preceding the date of such redemption offer;

          (2) the highest market price for our Common Stock on any trading day during the 12 month period preceding the date of the redemption offer; or

          (3) the book value per share of our Common Stock as reported in its statement of condition for the quarterly period immediately preceding the date of the redemption offer.

     We are not required to make a redemption offer if our board of directors approves the acquisition of 50% or more of our outstanding Common Stock prior to that person's or corporation's acquisition of beneficial ownership of 5% or more of our outstanding Common Stock.

     In addition, in determining whether to oppose any tender offer for our outstanding stock, our board of directors may consider the effect of such offer on our employees, customers and depositors and the communities we serve.

Staggered Board

     Our bylaws provide that our board of directors shall be divided into three classes, with one class of directors being elected each year. Accordingly, any person who desires to acquire control of our board of directors through a proxy contest must wait two years to elect a majority of the directors.

Pennsylvania Corporate Law Provisions

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us that may have the effect of impeding a change in control. These provisions, among other things:

     * require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     * prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     * our board of directors can consider the effects of a transaction on employees and the communities we serve as well as our shareholders in determining whether a certain action is in the best interests of the corporation;

     * provide that our board of directors need not consider the interests of any particular group as dominant or controlling;

     * provide that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     * provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     * provide that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The Pennsylvania Business Corporation Law of 1988 explicitly provides that the fiduciary duty of directors does not require directors to:

     * redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     * render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     * act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     We opted out of coverage by the "short-term profits disgorgement" and "control-share acquisition" statutes included in the Pennsylvania Business Corporation Law, as permitted by the legislation. As a result of our decision to opt-out of these provisions, neither the "short-term disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "short-term disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      Our bylaws provide for (1) indemnification of our directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits

     Exhibits:

Number    Description

  4.1 Amended and Restated Articles of Incorporation of Franklin Financial Services Corporation (Incorporated by reference to Exhibit 3 to Franklin Financial Services Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 1999.)

  5.1     Opinion and consent of Stevens & Lee.

 23.1     Consent of Beard Miller Company LLP.

 23.2     Consent of Stevens & Lee (included in Exhibit 5.1).

 24.1 Powers of Attorney of Directors and Officers (included on signature page).

 99.1     Franklin Financial Services Corporation Incentive
          Stock Option Plan of 2002.


Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chambersburg, Pennsylvania, on June 6, 2002.

                              FRANKLIN FINANCIAL SERVICES
                              CORPORATION

                              By: /s/ William E. Snell, Jr.
                                 William E. Snell, Jr.,
                                 President and
                                 Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Snell, Jr. or Theodore D. McDowell, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature               Title

/s/Robert G. Zullinger     Chairman of the Board    June 6, 2002
Robert G. Zullinger        and Director

/s/William E. Snell, Jr.   President, Chief         June 6, 2002
William E. Snell, Jr.      Executive Officer and
                           Director

/s/Charles S. Bender, II   Director                 June 6, 2002
Charles S. Bender, II

/s/G. Warren Elliott       Director                 June 6, 2002
G. Warren Elliott

/s/Donald A. Fry           Director                 June 6, 2002
Donald A. Fry

/s/Dennis W. Good          Director                 June 6, 2002
Dennis W. Good

                           Director                 June 6, 2002
Allan E. Jennings, Jr.

/s/H. Huber McCleary       Director                 June 6, 2002
H. Huber McCleary

/s/Jeryl C. Miller         Director                 June 6, 2002
Jeryl C. Miller

/s/Stephen E. Patterson    Director                 June 6, 2002
Stephen E. Patterson

/s/Charles H. Sioberg      Director                 June 6, 2002
Charles H. Sioberg

/s/Kurt E. Suter           Director                 June 6, 2002
Kurt E. Suter

/s/Martha B. Walker        Director                 June 6, 2002
Martha B. Walker

/s/Elaine G. Meyers        Treasurer and Chief      June 6, 2002
Elaine G. Meyers           Financial Officer



                        EXHIBIT INDEX

Number   Description

  4.1 Amended and Restated Articles of Incorporation of Franklin Financial Services Corporation (Incorporated by reference to Exhibit 3 to Franklin Financial Services Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 1999.)

  5.1     Opinion and consent of Stevens & Lee.

 23.1     Consent of Beard Miller Company LLP.

 23.2     Consent of Stevens & Lee (included in Exhibit 5.1).

 24.1 Powers of Attorney of Directors and Officers (included on signature page).

 99.1     Franklin Financial Services Corporation Incentive
          Stock Option Plan of 2002.

_______